As filed with the Securities and Exchange Commission on April 21, 2011.
Registration No. 333-107717

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
VCG HOLDING CORP.
(Exact name of registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation or organization)	84-1157022 (I.R.S. Employer Identification Number)
390 Union Boulevard, Suite 540
Lakewood, Colorado 80228
(Address of principal executive offices, including zip code)
2003 Stock Option and Stock Bonus Plan
(Full title of the plan)

Troy Lowrie
390 Union Boulevard, Suite 540
Lakewood, Colorado 80228
(303) 934-2424
(Name, address, and telephone number,
including area code, of agent for service)

Copies to:
Adam J. Agron
Brownstein Hyatt Farber Schreck, LLP
410 Seventeenth Street, Suite 2200
Denver, Colorado 80202-4432
(303) 223-1100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller
reporting company)

EXPLANATORY NOTE
Deregistration of Unsold Securities
VCG Holding Corp., a Colorado corporation (the “Company”), is filing this Post-Effective Amendment No. 1 to its Registration Statement on Form S-8 (Registration No. 333-107717) (the “Registration Statement”) to withdraw and remove from registration the unissued and unsold shares of the Company’s common stock, $.0001 par value per share (the “Common Stock”), issuable pursuant to the Registration Statement in connection with the Company’s 2003 Stock Option and Stock Bonus Plan.
Effective on April 18, 2011 at 12:00 am Denver, Colorado time (the “Effective Time”), the Company consummated the merger transaction (the “Merger”) contemplated by the Agreement and Plan of Merger, dated as of November 9, 2010 and as amended by Amendment No. 1 to Agreement and Plan of Merger dated as of March 17, 2011 (the “Merger Agreement”), by and among the Company, Family Dog, LLC, a Colorado limited liability company (“Parent”), FD Acquisition Co., a Colorado corporation and wholly-owned subsidiary of Parent, Troy Lowrie, the Company’s Chief Executive Officer, and Micheal Ocello, the Company’s President and Chief Operating Officer. As of the effective time of the Merger, all shares of the Company’s Common Stock were cancelled. Each share of the Company’s Common Stock other than shares held by (i) Parent as a result of contributions from investors in Parent in exchange for membership interest in Parent, including shares previously beneficially owned by Messrs. Lowrie and Ocelleo, and (ii) the Company or any direct or indirect wholly-owned subsidiary of the Company, was converted into the right to receive $2.25 in cash, without interest and less any applicable withholding taxes. In addition, at the Effective Time, all outstanding options to purchase share of the Company’s Common Stock were cancelled at the effective time of the merger without any consideration.
As a result of the Merger, the Common Stock ceased to trade on the NASDAQ Global Market and NASDAQ filed a Form 25 with the Securities and Exchange Commission to delist and deregister the Common Stock.
As of the Effective Time, the Company terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. Accordingly, pursuant to an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Company which remain unsold at the termination of the offering subject to the Registration Statement, the Company hereby removes from registration all securities registered and reserved for issuance under the Registration Statement that remain unissued as of the Effective Time.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on April 21, 2011.

VCG HOLDING CORP.
By:	/s/ Troy H. Lowrie
Troy H. Lowrie
Chief Executive Officer, Acting Principal Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Troy H. Lowrie	Chief Executive Officer	April 21, 2011

Troy H. Lowrie	Acting Principal Financial Officer,
Treasurer and Director (Principal
Executive Officer and Acting
Principal Financial Officer)